Ministry of Digital Affairs Letter

Address: No. 143, Yanping S. Rd., Zhongzheng Dist.,
Taipei. City10066, Taiwan (R.O.C.)
contact person:詹勛豪
TEL: 02-23800722
e-Mail: hhjan@moda.gov.com

4F., No. 118, Sec. 1, Neihu Rd., Neihu Dist., Taipei City , Taiwan (R.O.C.)
Recipient: Aerkomm Taiwan Inc.
authorized representative: 徐志明
Issue date: 04/28/2023
Ref No.:數位資源字第 1110009117

Subject:
Aerkomm Taiwan Inc. applied for commercial satellite communication frequency, approved by MoDA.

Instructions:

1. According to the announcement issued by the MoDA(Ministry of Digital Affairs) on November 7, 2022, regarding matters related to the allocation of commercial satellite communication frequency for telecommunications operators, and based on Aerkomm Taiwan Inc.'s letter dated December 30, 2022, with the reference number 愛字 11112001, we have processed the request.

2. The content of the announcement according to the first point, provisions stated in item 6, sub-item 6, item 7, sub-item 1, and sub-item 2 of the matters, Aerkomm Taiwan Inc. is required to submit a performance bond of NTD 7.5 million to the MoDA within 60 days from the date of receiving this notification. Only after the submission of the performance bond will Aerkomm Taiwan Inc. be eligible for frequency allocation.
   (1) The performance bond should be paid in the form of cash, domestic bank guarantee, transferable time deposit certificate with the National Communications Commission as the designated pledgee, or non-negotiable government bonds.
   (2) For those who choose to pay the performance bond in cash, please make a telegraphic transfer to the Central Bank of the Treasury Department (Bank code: 0000022), account number: 24620102124017, account name: Ministry of Digital Development.

(3) For those who choose to pay the performance bond using a domestic bank guarantee, the guarantee period should be 2 years and 2 months, starting from the date the guarantee document is received by the National Communications Commission.

3. Furthermore, in accordance with Article 15 of the Regulations on the Allocation of Radio Frequencies for Telecommunications Operators, your company is requested to apply to the National Communications Commission for the issuance of a Frequency Usage Approval Letter and a Frequency Usage Certificate, in accordance with the Regulations on the Management of Radio Frequency Usage, after obtaining the qualification for frequency allocation.

Minister of Ministry of Digital Affairs

Audrey Tang